Exhibit 99.1

The Empire District Electric Company Reports First Quarter 2015 Earnings; Declares Quarterly Dividend

JOPLIN, Mo.--(BUSINESS WIRE)--April 30, 2015--(NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.26 per share. The dividend is payable June 15, 2015, to holders of record as of June 1, 2015. The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended March 31, 2015.

The Company reported consolidated earnings for the first quarter of 2015 of $14.6 million, or $0.34 per share, compared to same quarter 2014 earnings of $20.9 million, or $0.48 per share. Earnings for the twelve months ended March 31, 2015 were $60.8 million, or $1.40 per share, compared to earnings of $71.7 million, or $1.67 per share, for the 2014 twelve month period.

Earnings were lower this quarter over the same quarter last year, primarily due to decreased electric and gas sales and higher depreciation expense. Temperatures in the first quarter of 2015 moderated from the extremely cold temperatures in the first quarter of 2014, lowering sales and driving a cumulative pre-tax decrease in gross electric and gas margins of approximately $5.0 million. Electric depreciation expense, reflecting the completion of the Asbury Air Quality Control System (AQCS) environmental upgrade, increased by $2.0 million, also negatively impacting first quarter 2015 results when compared to the 2014 first quarter.

The decrease in earnings for the twelve month ending period was primarily driven by increased operating, maintenance and depreciation expenses.

The Company’s full-year weather normal earnings guidance range of $1.30 to $1.45 per share, provided in February 2015, remains unchanged.

First Quarter 2015 Results

Electric segment gross margin (electric revenue less cost of fuel and purchased power) decreased approximately $3.8 million during the first quarter 2015 compared to the first quarter 2014 on decreased revenues of approximately $10.5 million. Electric segment gross margin was negatively impacted by:

  Milder weather and other volumetric factors combined to decrease sales, driving an estimated decrease in revenues of $6.2 million,
  A $1.4 million January 2015 refund to FERC wholesale customers reflecting the acceleration of a pass through of lower fuel costs from the SPP integrated market, and
  Miscellaneous revenues which decreased $0.2 million.

Positive impacts to electric segment gross margin included:

  Increased customer counts, which added an estimated $0.5 million to revenues, and
  Increased customer rates, which added an estimated $0.5 million to revenues.

Changes in off-system revenues related to the Southwest Power Pool (SPP) Integrated Marketplace and fuel recovery revenues combined to reduce revenues by $3.6 million during the first quarter 2015 compared to the first quarter 2014, however this decrease is offset by a similar decrease in fuel expense, resulting in only a negligible impact on gross margin.

Gas segment gross margin (gas revenues less cost of gas sold and transported) decreased approximately $1.2 million quarter over quarter. Gas segment retail sales decreased approximately 18.4% compared to the 2014 quarter due to the milder weather described above.

Consolidated quarterly earnings were negatively impacted by:

  Depreciation and Amortization expense increases of $2.1 million,
  Operating and maintenance expense increases of $0.7 million,
  Interest expense increases of $0.7 million, and
  Changes in Allowance For Funds Used During Construction (AFUDC), which decreased earnings by $0.5 million.

Consolidated net income decreased approximately $6.3 million in the first quarter of 2015 compared to the 2014 quarter.

Twelve Months Ended March 2015 Results

Electric segment gross margin decreased approximately $1.4 million during the twelve month period ended March 31, 2015 despite increased revenues of approximately $21.4 million. This revenue increase was primarily driven by an increase in off-system revenues of approximately $26.4 million related to combined SPP Integrated Marketplace and fuel recovery revenues. As described above, this change is offset by a similar change in fuel expense, resulting in no material change to gross margin.

Electric segment gross margin was negatively impacted by:

  Weather and other volumetric factors, which decreased revenues an estimated $10.4 million, and
  The $1.4 million January 2015 refund to the Company’s FERC wholesale customers mentioned above.

Positive impacts to electric segment gross margin included:

  Increased customer counts, which added an estimated $1.6 million to revenues,
  Increased customer rates, which added an estimated $5.1 million to revenues, and
  Miscellaneous revenue changes which added $0.1 million to revenues.

Gas segment gross margin decreased approximately $1.6 million on decreased revenues of $7.1 million. Gas segment results were unfavorably impacted by the milder heating season during the twelve month period ended March 15, 2015.

Consolidated twelve month ended earnings were negatively impacted by:

  Operating and maintenance expense increases of $10.0 million,
  Depreciation and amortization expense increases of $4.1 million,
  Property and other tax increases of $1.1 million, and
  Interest expense increases of $0.9 million.

Twelve month ended consolidated earnings were positively impacted by $2.4 million from AFUDC changes.

Consolidated net income decreased approximately $10.9 million in the 2015 twelve month ended period compared to 2014.

Selected unaudited consolidated financial data for the quarters and twelve months ended March 31, 2015 and March 31, 2014 is presented in the following table.

(dollars in millions, except Per Share data)

	Three Months Ended March 31,			Twelve Months Ended March 31,
	2015	2014	Change*	2015	2014	Change*
Electric Revenues	$142.6	$153.1	$(10.5)	$582.1	$560.7	$21.4
Electric Fuel and Purchased Power	48.9	55.6	(6.7)	208.5	185.7	22.8
Electric Margin	93.7	97.5	(3.8)	373.6	375.0	(1.4)

Gas Revenues	19.8	24.6	(4.8)	47.0	54.1	(7.1)
Cost of Gas Sold and Transported	11.4	15.0	(3.6)	23.4	28.9	(5.5)
Gas Margin	8.4	9.6	(1.2)	23.6	25.2	(1.6)

Other Revenues	2.0	2.0	0.0	8.1	8.0	0.1
Gross Margin	104.1	109.1	(5.0)	405.3	408.2	(2.9)

Less:
Operating and Maintenance Expenses	39.6	38.9	0.7	161.2	151.2	10.0
Depreciation and Amortization	20.0	18.0	2.0	75.3	71.1	4.2
Taxes	19.8	22.7	(2.9)	73.6	78.6	(5.0)
Operating Income	24.7	29.5	(4.8)	95.2	107.3	(12.1)
Interest Expense and Other, net	10.1	8.6	1.5	34.4	35.6	(1.2)
Net Income	$14.6	$20.9	$(6.3)	$60.8	$71.7	$(10.9)

Earnings Per Share	$0.34	$0.48	$(0.14)	$1.40	$1.67	$(0.27)

	Three Months Ended March 31,			Twelve Months Ended March 31,
	2015	2014	% Change*	2015	2014	% Change*
Electric On-System kWh Sales (in millions):
Residential	590	642	(8.1)%	1,899	2,007	(5.4)%
Commercial	377	389	(2.9)%	1,573	1,571	0.1%
Industrial	246	237	3.6%	1,040	1,012	2.8%
Other	116	119	(2.7)%	461	474	(2.8%)
Total On-System Electric Sales	1,329	1,387	(4.2)%	4,973	5,064	(1.8)%

Retail Gas Sales (billion cubic feet):
Residential	1.27	1.54	(17.3)%	2.49	2.95	(15.5)%
Commercial/Industrial	0.56	0.71	(20.6)%	1.20	1.48	(19.8)%
Other	0.02	0.02	(19.1)%	0.03	0.04	(15.7)%
Total Retail Gas Sales	1.85	2.27	(18.4)%	3.72	4.47	(17.0)%

* Slight differences from actual results may occur due to rounding.

Reconciliation of Earnings Per Share

	Quarter Ended	Twelve Months Ended

Basic Earnings Per Share – March 31, 2014	$0.48	$1.67
Gross Margins
Electric segment	(0.05)	(0.02)
Gas segment	(0.02)	(0.02)
Other segment	0.00	0.00
Total Gross Margins	(0.07)	(0.04)

Expenses
Operating	(0.01)	(0.08)
Maintenance and repairs	0.00	(0.07)
Depreciation and amortization	(0.03)	(0.06)
Other taxes	(0.01)	(0.02)
Other income and deductions	0.00	(0.01)
Interest charges	(0.01)	(0.01)
AFUDC	(0.01)	0.04
Dilutive effect of additional shares	0.00	(0.02)

Basic Earnings Per Share – March 31, 2015	$0.34	$1.40

The reconciliation of basic earnings per share (EPS) presented above compares the quarter and year ended March 31, 2015 versus March 31, 2014 and is a non-GAAP presentation. The economic substance behind this non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. The Company believes this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and the Company believes useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, the Company believes the presentation of gross margin (reflected in the table above and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in operating performance from one period to the next, and have included the analysis as a complement to the financial information provided in accordance with GAAP. This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. The presentation does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

Earnings Guidance

The guidance range assumed 30-year average weather, overall system energy growth of less than 1%, an August 1, 2015 effective date for our pending Missouri rate case at the filed amount, and increased operating costs, driven by a full year of service from our Asbury AQCS upgrade. A stipulation currently on file for our pending Missouri rate case, if approved by the Missouri Public Service Commission, will not impact our guidance range of $1.30 to $1.45. Other factors that may impact earnings include variations in customer growth and usage projections and unanticipated or unplanned events that may impact operating and maintenance costs. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, May 1, 2015, at 1:00 p.m. Eastern Time to discuss earnings for the first quarter and twelve months ended March 31, 2015. To phone in to the conference call, parties in the United States should dial 1-888-243-4451, any time after 12:45 p.m. Eastern Time. The webcast presentation and accompanying presentation slides can also be accessed from Empire’s website at www.empiredistrict.com. The webcast presentation will be available for replay for one year from today’s date. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned, regulated utility providing electric, natural gas (through its wholly owned subsidiary, The Empire District Gas Company) and water service, with approximately 218,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in the Company’s filings with the SEC, including the most recent Form 10-K.

CONTACT:
The Empire District Electric Company
INVESTOR RELATIONS
Dale Harrington, 417-625-4222
Director of Investor Relations
dharrington@empiredistrict.com
or
MEDIA COMMUNICATIONS
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com